Exhibit 4(a)(1)

[ ]

Home Office: Cincinnati, Ohio

[Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423]

[Marketing Name]

Individual Deferred Variable Annuity Contract

[Tax Qualification]

Indexed and Declared Rate Crediting Strategies

Flexible Purchase Payments for Limited Period

Nonparticipating – No Dividends

Market Value Adjustment

This is your annuity contract. It is a legally binding agreement between you and us. It provides that we will pay the Annuity Payout Benefit to you in exchange for your Purchase Payment(s). PLEASE READ THIS CONTRACT WITH CARE.

As you read through this contract, please note that the words “we”, “us”, “our”, and “Company” refer to MassMutual Ascend Life Insurance Company. The words “you” and “your” refer to the Owner, including a joint owner, if any. The word “Contract” refers to this annuity contract. Other capitalized terms are defined on the Contract Specifications page or by a specific provision of this Contract.

This Contract is a deferred annuity, which means the Annuity Payout Benefit is to begin on a future date. It is a variable annuity, which means that when funds are applied to an Indexed Strategy, Contract values and benefits may decrease or increase based in part by the change in an external market index, rate, or value over each Term, and are not guaranteed as to fixed dollar amounts. However, this Contract does not directly participate in any equity, debt, or other investments. Subject to stated limits, it also offers a Declared Rate Strategy that earns interest at a fixed rate we set before each Term starts. This Contract allows flexible Purchase Payments for a limited period, which means you may make one or more Purchase Payments during the Purchase Payment Period. It is nonparticipating, which means it does not pay dividends or share in the Company’s divisible surplus. This Contract has a Market Value Adjustment that may increase or decrease Contract values. This Contract includes benefits that waive Market Value Adjustments in some situations.

This Contract is [a tax qualification]. {Please refer to the tax qualification endorsement for important provisions.}

[ ]	[ ]
[Mark F. Muething]	[John P. Gruber]
[President]	[Secretary]

TWENTY DAY EXAMINATION – RIGHT TO CANCEL

You may cancel this Contract by returning it and giving written notice of cancellation. You have until midnight of the 20th day following the date you receive it, or such longer period as may be provided by law. If you purchased this Contract to replace an existing annuity contract or life insurance policy, you have until midnight of the 30th day following the date you receive it. To cancel, you must return this Contract and give the required notice either to us or to the producer who sold it to you, in person or by mail. If by mail, the return of this Contract or notice is effective on the date it is postmarked, with the proper address and with postage paid. If you cancel this Contract as set forth above, this Contract shall be void and we will refund the Account Value, or if required by law, the Purchase Payments made for it. If we are required to refund the Purchase Payments, we reserve the right to hold Purchase Payments in the Purchase Payment Account until the first Strategy Application Date on or after the end of the examination period.

P1841622NW	(Rev. 10/22)

HOW TO CONTACT US

Administrative Office: For information and assistance, or to make a complaint, election, or request, call or write:

[Policy Administration]

MassMutual Ascend Life Insurance Company

[P.O. Box 5423

Cincinnati, Ohio 45201-5423

1-800-789-6771]

If you prefer, you may visit us at our website, [www.GAIGannuities.com]

Request in Good Order: Any election or request you make to us under this Contract must be a Request in Good Order. A Request in Good Order is an election or request that is:

1)	complete and satisfactory to us;

2)	sent to us on our form or in a manner satisfactory to us, which may, at our discretion, be by telephone or electronic means; and

3)	received by us at our Administrative Office.

We are not bound by a request until we acknowledge it. We will deem a Request in Good Order to be a standing order. It may be modified or revoked only by a subsequent Request in Good Order, when permitted by the provisions of this Contract. You may be required to return this Contract to us in connection with a request.

If a Request in Good Order is received by us on a day that is not a Market Day, or after the first Market Close of a Market Day, we will treat it as if it were received at the start of the next Market Day.

P1841622NW	2	(Rev. 10/22)

CONTRACT SPECIFICATIONS

CONTRACT
Contract Number:	[000000000]

Contract Effective Date:	[May 1, 2022]

Contract Anniversary:	[May 1] of each year after the Contract Effective Date

Contract Year:	A 12-month period that starts on the Contract Effective Date or on a Contract Anniversary.

Annuity Payout Initiation Date

Earliest Permitted Date:	[May 1, 2023]

Latest Permitted Date:	[May 1, 2082]

The latest permitted date may change if an Owner of this Contract changes.

Minimum Required Value:	[$5,000]

Minimum Fixed Period Payout:	[10 years]

OWNER{S}

[JOHN DOE]
[JANE DOE]

ANNUITANT{S}

[JOHN DOE]
[JANE DOE]

BENEFICIARY

{NONE}
{Primary Beneficiar{y}{ies}}
[JANE DOE. Spouse]
[50% JIMMY DOE, Son]
[50% JUNE DOE, Daughter]
{Contingent Beneficiar{y}{ies}}
[50% JIMMY DOE, Son]
[50% JUNE DOE, Daughter]

Beneficiary designations are subject to the rights of a Joint Owner, if any, and to a change of Beneficiary made after the date this Contract was printed, and to other Contract rules. Beneficiary designations do not apply after the Annuity Payout Initiation Date.

P1841622NW	3

PURCHASE PAYMENTS

Initial Purchase Payment:	[$	25,000.00	]

Additional Purchase Payment Minimum:	[$	10,000.00	]

Total Purchase Payment Maximum:	[$	2,000,000.00	]

Purchase Payment Period:		[First Two Months of Contract	]

CREDITNG STRATEGIES

Strategy Application Date: [the 6th and 20th day of each month]

Allocation Limit for the Declared Rate Strategy:    [12%]

Strategies:	Initial Selection
[1-Year Declared Rate Strategy]	[12	%]
[S&P 500® 1-Year Participation Rate Indexed Strategy]	[16	%]
[S&P 500® 1-Year -10% Floor with Cap Indexed Strategy]	[8	%]
[S&P 500® 1-Year 10% Buffer with Cap Indexed Strategy]	[8	%]
[SPDR® Gold Shares ETF 1-Year Participation Rate Indexed Strategy]	[16	%]
[SPDR® Gold Shares ETF 1-Year 10% Buffer with Cap Indexed Strategy]	[8	%]
[iShares MSCI EAFE ETF 1-Year Participation Rate Indexed Strategy]	[8	%]
[iShares MSCI EAFE ETF 1-Year 10% Buffer with Cap Indexed Strategy]	[8	%]
[iShares US Real Estate ETF 1-Year Participation Rate Indexed Strategy]	[8	%]
[iShares US Real Estate ETF 1-Year 10% Buffer with Cap Indexed Strategy]	[8	%]

Each Crediting Strategy is described in an endorsement to this Contract. Please refer to the Strategy endorsements for important provisions and disclosures.

Term:	A Term is a period for which Contract values are allocated to a given Crediting Strategy, and over which interest or gain or loss is calculated. The length of the Term is set out in the Strategy endorsement. Each Term will start and end on a Strategy Application Date.

A new Term will start at the end of the preceding Term.

Market Day:	A Market Day is each day that all markets that are used to measure available Indexed Strategies are open for regular trading.

Market Close:	A Market Close is the close of the regular or core trading session on the market used to measure a given Indexed Strategy.

P1841622NW	4

MARKET VALUE ADJUSTMENT

MVA Index Interest Rate: [BofA Merrill Lynch 5-10 Year US Corporate Bond Index]

[This annuity is not sponsored, endorsed, sold or promoted by Merrill Lynch, Pierce, Fenner & Smith Incorporated or any affiliate thereof (collectively “BofA Merrill Lynch”). BofA Merrill Lynch has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the annuity, nor makes any representation or warranty, express or implied, to the owners of the annuity or any member of the public regarding the annuity or the advisability of investing in the annuity, particularly the ability of the BofA Merrill Lynch 5-10 Year US Corporate Bond Index (“Indices”) to track performance of any market or strategy. BofA Merrill Lynch’s only relationship to the MassMutual Ascend Life Insurance Company (“Licensee”) is the licensing of certain trademarks and trade names and indices or components thereof. The Indices are determined, composed, and calculated by BofA Merrill Lynch without regard to the Licensee or the annuity or its holders. BofA Merrill Lynch has no obligation to take the needs of the Licensee or the holders of the annuity into consideration in determining, composing, or calculating the Indices. BofA Merrill Lynch is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the annuity to be issued or in the determination or calculation of the equation by which the annuity is to be priced, sold, purchased, or redeemed. BofA Merrill Lynch has no obligation or liability in connection with the administration, marketing, or trading of the annuity.

BOFA MERRILL LYNCH DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN AND BOFA MERRILL LYNCH SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, UNAVAILABILITY, OR INTERRUPTIONS THEREIN. BOFA MERRILL LYNCH MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, HOLDERS OF THE ANNUITY, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA INCLUDED THEREIN. BOFA MERRILL LYNCH MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, WITH RESPECT TO THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BOFA MERRILL LYNCH HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The BofA Merrill Lynch Marks are trademarks of Merrill Lynch, Pierce, Fenner & Smith Incorporated or its affiliates and have been licensed for use by MassMutual Ascend Life Insurance Company.]

P1841622NW	5	(Rev. 10/22)

OWNER

Owner

The Owner of this Contract is the person who possesses all of the ownership rights under this Contract. The Owner on the Contract Effective Date is set out on the Contract Specifications page.

If the cover page of this Contract states that it is a Nonqualified Annuity, then it may be owned by two persons jointly. If there is a joint Owner, the term “Owner” includes the joint Owner, and you must exercise all rights of ownership by joint action.

You may change the Owner as provided in the Change of Owner provision of this Contract. A surviving spouse may become the Owner pursuant to the Successor Owner provision of this Contract.

If an Owner is a trust, custodial account, corporation, limited liability company, partnership, or other entity, then the age of the eldest Annuitant is treated as the age of the Owner for all purposes of this Contract.

Assignment

If this Contract has a tax qualification endorsement, then you may not pledge, charge, encumber, or in any way assign your interest in this Contract except to the limited extent as may be provided in the tax qualification endorsement and the loan endorsement, if any.

If the cover page states that this Contract is a Nonqualified Annuity, then you may pledge, charge, encumber, or in any way assign your interest in this Contract only with our written consent. We will review such requests for such consent on a nondiscriminatory basis.

When permitted, you may assign all or any part of your rights under this Contract, except your rights to:

1)	designate or change a Beneficiary;

2)	designate or change an Annuitant;

3)	change Owners; or

4)	elect a Payout Option.

We are not responsible for the validity or tax effects of an assignment. An assignment must be made by a Request in Good Order.

The rights of a person holding an assignment, including the right to any payment under this Contract, come before the rights of an Owner, Annuitant, Beneficiary, or other payee. An assignment may be ended only by the person holding it or as provided by law.

Change of Owner

If this Contract has a tax qualification endorsement, then you may not transfer, sell, or in any way alienate your interest in this Contract except to the limited extent provided in the tax qualification endorsement.

If the cover page states that this Contract is a Nonqualified Annuity, then you may transfer ownership of this Contract only with our written consent.

A change of Owner must be made by a Request in Good Order. A change of Owner cancels all prior Beneficiary designations. It does not cancel a designation of an Annuitant or a Payout Option election.

Limitations on Transfer or Assignment

We may deny your request to change the Owner of this Contract or to assign an interest in or right under it to the extent needed to comply with a federal or state law or regulation that limits the transferability or assignment of this Contract.

P1841622NW	6

Successor Owner

Your spouse becomes the successor owner of this Contract and succeeds to all rights of ownership if all of the following requirements are met:

1)	a Death Benefit is payable on account of your death;

2)	the sole Beneficiary under this Contract is your spouse, or a revocable trust or custodial account created by your spouse;

3)	your spouse makes that election by a Request in Good Order before the Death Benefit Payout Date; and

4)	you were not a successor owner of this Contract.

A successor owner election cancels all prior Beneficiary designations. It does not cancel a designation of an Annuitant or a Payout Option election.

If state law extends this successor owner right to a civil union partner or other person who is not your spouse as defined by federal tax law, then distributions after your death must be made as required by the Death Benefit Distribution Rules provision of this Contract.

Community Property

If you live in a community property state and have a spouse at any time while you own this Contract, the laws of that state may vary your ownership rights.

ANNUITANT

The Annuitant is the natural person or persons on whose life the Annuity Payout Benefit is based. The Annuitant on the Contract Effective Date is set out on the Contract Specification page.

If this Contract has a tax qualification endorsement, then the Annuitant must be the natural person covered under the retirement arrangement for whose benefit this Contract is held.

If the cover page states that this Contract is a Nonqualified Annuity, then the Annuitant cannot be changed at any time that it is owned by a trust, custodial account, corporation, limited liability company, partnership, or other entity.

Otherwise, you may change a designation of Annuitant by a Request in Good Order at any time before the Annuity Payout Initiation Date.

If an Annuitant dies before the Annuity Payout Initiation Date and no Death Benefit is payable, then in the absence of a new designation, the Annuitant shall be the surviving joint Annuitant(s), or if none, the Owner(s).

BENEFICIARY

Beneficiary

A Beneficiary is a person entitled to receive all or part of a Death Benefit that is to be paid under this Contract on account of a death before the Annuity Payout Initiation Date.

If a Death Benefit becomes payable on account of your death or the death of a joint Owner, then the surviving Owner is the Beneficiary no matter what other designation you may have made.

In all other cases, you may designate person or persons who will be the Beneficiary(ies) as provided in the Designation of Beneficiary provision of this Contract.

If no designated Beneficiary is surviving, then the Beneficiary is your estate.

P1841622NW	7

Designation of Beneficiary

A designation of Beneficiary must be made by a Request in Good Order, received by us on or before the date of death for which a Death Benefit is payable.

You may designate two or more persons jointly as the Beneficiaries. Unless you state otherwise, joint Beneficiaries that are surviving are entitled to equal shares. You may also designate one or more persons as contingent Beneficiary. Unless you state otherwise, a contingent Beneficiary is entitled to a benefit only if there is no primary Beneficiary that is surviving.

Survivorship Required

In order to be entitled to receive a Death Benefit, a Beneficiary must survive for at least 30 days after the death for which the Death Benefit is payable. If you designate your spouse as a Beneficiary and your marriage ends before your death, we will treat your former spouse as having predeceased you except:

1)	to the extent a court order provides that the former spouse’s rights as a beneficiary are to continue; or

2)	to the extent he or she remains or becomes an Owner.

PURCHASE PAYMENTS

A Purchase Payment is an amount received by us for this Contract. It is determined after deducting any taxes withheld from the payment, and after deducting any fee charged by the person remitting payment.

You may make one or more Purchase Payments to us for this Contract.

The initial Purchase Payment must be received by us on or before the Contract Effective Date.

Each additional Purchase Payment must at least equal the minimum that is set out on the Contract Specifications page. Each additional Purchase Payment must be received by us at our Administrative Office on or before the earliest of the following:

1)	the last day of the Purchase Payment Period that is set out on the Contract Specifications page;

2)	the Annuity Payout Initiation Date;

3)	a death for which a Death Benefit is payable; and

4)	the date that this Contract is surrendered.

Total Purchase Payments cannot exceed the maximum that is set out on the Contract Specifications Page.

Upon request, we will provide you with a receipt for a Purchase Payment as proof of payment.

CONTRACT VALUES

Account Value

The Account Value of this Contract is equal to the sum of the values of each Crediting Strategy, plus the value of the Purchase Payment Account, if any.

P1841622NW	8

Declared Rate Strategy Value

The value of a Declared Rate Strategy is equal to:

1)	the amounts applied to the Strategy at the start of the current Term; minus

2)	each withdrawal taken from the Strategy during the current Term; minus

3)	each rider charge taken from the Strategy during the current Term; and plus

4)	interest that we have credited on the balances in the Strategy for the current Term.

Indexed Strategy Value

The value of an Indexed Strategy is equal to:

1)	the investment base for that Term, which is the amount applied to the Strategy at the start of the current Term; minus

2)	the portion of that investment base that is taken from the Strategy to pay for each withdrawal and any related negative Market Value Adjustment during the current Term; minus

3)	the portion of that investment base that is taken from the Strategy to pay for each rider charge during the current Term; and plus

4)	the Gain or Loss for that Term on the remaining portion of the investment base.

The portion of the investment base that is taken from the Strategy to pay for a withdrawal and any negative Market Value Adjustment is the amount that, when Gain or Loss to the date of the withdrawal is included, equals the withdrawal and adjustment. If there is a Gain to the date of the withdrawal, then the portion of the investment base taken will be less than the withdrawal and adjustment. If there is a Loss to the date of the withdrawal, then the portion of the investment base taken will be greater than the withdrawal and adjustment.

A withdrawal and any negative Market Value Adjustment will reduce the value of an Indexed Strategy by an amount equal to the withdrawal and adjustment. The portion of the investment base taken to pay for a withdrawal and adjustment is proportional to the reduction in the value of the Indexed Strategy due to the withdrawal and adjustment.

Purchase Payment Account Value

The Purchase Payment Account holds each Purchase Payment until it is applied to a Crediting Strategy on a Strategy Application Date. The Strategy Application Dates are set out on the Contract Specifications page. Until it is applied to a Crediting Strategy, the value of the Purchase Payment Account is equal to:

1)	Purchase Payments received by us since the last Strategy Application Date; minus

2)	the premium tax or other tax that may apply to such Purchase Payments; minus

3)	each withdrawal taken from the Purchase Payment Account since the last Strategy Application Date; minus

4)	each rider charge taken from the Purchase Payment Account since the last Strategy Application Date; and plus

5)	interest earned daily on the Purchase Payment Account value.

Surrender Value

The Surrender Value of this Contract is the amount that can be taken as a Cash Benefit under this Contract. It is equal to:

1)	the Account Value; minus

2)	rider charges not previously deducted; and minus

3)	the Market Value Adjustment that would apply on a surrender of this Contract.

P1841622NW	9

Annuity Payout Value

The Annuity Payout Value is the amount that can be applied to the Annuity Payout Benefit under this Contract. It is equal to:

1)	the Account Value on the Annuity Payout Initiation Date; minus

2)	rider charges not previously deducted; and minus

3)	premium tax or other taxes not previously deducted.

Death Benefit Value

The Death Benefit Value is the amount that is available as a Death Benefit under this Contract. It is equal to the greater of:

1)	Account Value on the date that the Death Benefit Value is determined; or

2)	the Purchase Payments, reduced proportionately for each withdrawal, including withdrawals to pay rider charges, but not including amounts applied to pay negative Market Value Adjustments.

The proportionate reduction for withdrawals is based on the amount of the withdrawal as a percentage of the Account Value immediately before of the withdrawal.

In either case, the Death Benefit Value is reduced by:

1)	rider charges not previously deducted; and

2)	premium tax or other taxes not previously deducted.

For this purpose, the date that the Death Benefit Value is determined is the date that we have received both proof of death and a Request in Good Order with instructions as to the form of Death Benefit.

INTEREST AND GAIN OR LOSS

Interest and Gain or Loss on Contract Values

Each Strategy earns interest or is adjusted for Gain or Loss based on the rules that apply to that Strategy. The rules for each Strategy are set out in an endorsement to this Contract.

The Purchase Payment Account earns interest daily at an annual effective rate equal to [1%] per year.

An amount held under this Contract stops earning interest or being adjusted for Gain or Loss after the earliest of:

1)	the date on which the amount is withdrawn or applied to pay a rider charge or negative Market Value Adjustment;

2)	the date on which this Contract is surrendered;

3)	the Annuity Payout Initiation Date; or

4)	the date on which the Death Benefit Value is determined.

Crediting Strategy

A Crediting Strategy is a specified method by which interest or gain or loss is calculated for a Term. The initial Crediting Strategies are set out on the Contract Specifications page. The interest rates, maximum gains, participation rates, minimum and maximum allocations, or other variable factors in effect for a given Crediting Strategy may vary from one Term to the next. At the end of a Term, we reserve the right to eliminate a particular Crediting Strategy at our discretion.

P1841622NW	10

Strategy Selections

Each Purchase Payment is applied to the Purchase Payment Account upon receipt by us.

On each Strategy Application Date, we apply the then current balance of the Purchase Payment Account to the Crediting Strategies you have selected. Your selection must be made by a Request in Good Order. The Strategy Application Dates and your initial selection are set out on the Contract Specifications page. Your selection continues to apply until changed by a Request in Good Order.

The percentage of the Purchase Payment Account to be applied to the Declared Rate Strategy on any given Strategy Application Date cannot exceed the Allocation Limit for the Declared Rate Strategy. The Allocation Limit for the Declared Rate Strategy is set out on the Contract Specifications page.

Strategy Renewals at Term End

At the end of each Term of a given Crediting Strategy, we will apply the ending value of that Strategy to a new Term of that same Strategy except to the extent that such value is moved under the Strategy Reallocation at Term End provision. If you are not making a request to reallocate the ending values of your Crediting Strategies for a given Term, the ending value of the Declared Rate Strategy may be applied to a new Term of that same Strategy even if it exceeds the Allocation Limit for the Declared Rate Strategy.

Strategy Reallocations at Term End

At the end of a Term, you may reallocate the ending values of your Crediting Strategies for that Term among the available Strategies. A reallocation must be made by Request in Good Order received by us on or before the last day of the Term.

If you reallocate the ending values of the Crediting Strategies for a Term, the percentage to be applied to the Declared Rate Strategy cannot exceed the Allocation Limit for the Declared Rate Strategy. The Allocation Limit for the Declared Rate Strategy is set out on the Contract Specifications page. Any amount in excess of this limit will be reallocated proportionally among the Indexed Strategies.

At the end of a Term, we will reallocate any amount that cannot be applied to a given Indexed Strategy for the next Term because that Strategy is no longer available or because the amount is under the minimum or over the maximum for that Strategy. We will make this reallocation:

1)	to another Indexed Strategy that we designate that uses the same index as the given Indexed Strategy and has a Term that is no longer than the given Indexed Strategy; or

2)	to the Declared Rate Strategy to the extent it does not cause the allocation to exceed the Allocation Limit for the Declared Rate Strategy; or

3)	to the extent that it cannot be allocated to the Declared Rate Strategy, then to the S&P 500 –10% Floor Strategy.

You cannot reallocate amounts from one Crediting Strategy to another until the end of the Term for which such amount is being held.

Rules for Strategy Selections and Reallocations

Crediting Strategy selections and reallocations must be in whole percentages. We reserve the right to round amounts up or down to make whole percentages, and to reduce or increase amounts proportionately in order to total 100%.

We reserve the right to establish minimum or maximum amounts or percentages that may be applied to a given Crediting Strategy. We may change these minimums or maximums for any future renewal Terms in our discretion. We will notify you of any such change.

P1841622NW	11

MARKET VALUE ADJUSTMENTS

Market Value Adjustment

A Market Value Adjustment is made to the value of an Indexed Strategy if this Contract is surrendered or a withdrawal is taken before the sixth Contract Anniversary.

The adjustment depends on changes in the MVA Index Interest Rate since the Contract Effective Date and the amount of time remaining until the sixth Contract Anniversary.

The Market Value Adjustment will be negative and will decrease the value of the Indexed Strategy if the MVA Index Interest Rate has gone up since the Contract Effective Date, or has not fallen by the spread factor. The Market Value Adjustment will be positive and will increase the value of the Indexed Strategy if the MVA Index Interest Rate has fallen by more than the spread factor.

The Market Value Adjustment equals the MVA factor multiplied by the amount subject to the adjustment. Except to the extent an exception applies, the amount subject to the adjustment is the portion of the value of the Indexed Strategy that you withdraw or surrender. It includes the amount applied towards any negative Market Value Adjustment.

The MVA factor is equal to:

( A – ( B + K)) x N

Where:

A =	the MVA Index Interest Rate on the Contract Effective Date;

B =	the MVA Index Interest Rate for the date of the withdrawal or surrender;

K =	the spread factor of 0.25%; and

N =	the number of whole and partial years remaining to the sixth Contract Anniversary.

Exceptions

A Market Value Adjustment does not apply to:

1)	a withdrawal or surrender on or after the sixth Contract Anniversary;

2)	a withdrawal or surrender to the extent taken from the Declared Rate Strategy;

3)	an amount applied to an Annuity Payout Benefit;

4)	an amount paid as a Death Benefit;

5)	an amount paid as an income rider benefit;

6)	an amount that we deduct for a rider charge, if any; or

7)	an amount that we deduct for premium tax or other tax on the Company.

CASH BENEFIT

Surrender

You may surrender this Contract in full at any time before the earlier of:

1)	the Annuity Payout Initiation Date; or

2)	a death for which a Death Benefit is payable.

A surrender must be made by a Request in Good Order. In the case of a surrender, this Contract terminates.

The amount paid upon a surrender is the Surrender Value.

P1841622NW	12

Withdrawals

You may take withdrawals from this Contract at any time before the earliest of:

1)	the Annuity Payout Initiation Date;

2)	a death for which a Death Benefit is payable; or

3)	the date that this Contract is surrendered.

A withdrawal must be made by a Request in Good Order. The amount of any withdrawal must be at least $500. No withdrawal may be made if it would reduce the Account Value to less than the Minimum Required Value. The Minimum Required Value is set out on the Contract Specifications page.

A withdrawal will be taken:

1)	first from the Purchase Payment Account;

2)	then proportionally from the funds held under the Declared Rate Strategy; and

3)	then proportionally from the funds held under the Indexed Strategies.

Exchanges, Transfers, and Rollovers

An amount paid on a withdrawal or surrender may be paid to or for another annuity or tax-qualified account in a tax-free exchange, transfer, or rollover to the full extent allowed by federal tax law.

ANNUITY PAYOUT BENEFIT

Annuity Payout Benefit

The Annuity Payout Benefit is a series of periodic payments made under a Payout Option. The Annuity Payout Benefit is payable under this Contract if the Annuity Payout Initiation Date is reached before the earlier of:

1)	a death for which a Death Benefit is payable; or

2)	the date that this Contract is surrendered.

Once the Annuity Payout Initiation Date is reached:

1)	the Annuity Payout Benefit is in place of all other benefits under this Contract; and

2)	all other rights under this Contract terminate except for rights related to the Annuity Payout Benefit.

Annuity Payout Amount

The amount of each payment under the Annuity Payout Benefit is determined on the Annuity Payout Initiation Date based on:

1)	the Annuity Payout Value on that date;

2)	the Payout Option that applies; and

3)	the payment interval.

P1841622NW	13

Annuity Payout Initiation Date

The Annuity Payout Initiation Date is the first day of the first payment interval for which payment of the Annuity Payout Benefit is to be made. Payments under a Payout Option are made at the end of each payment interval. This means that for annual payments, the first payment will be made one year after the Annuity Payout Initiation Date.

You may choose the Annuity Payout Initiation Date by a Request in Good Order. Such a request must be received by us no later than the chosen date, and at least 30 days before the date of the first payment to be made under a Payout Option.

The earliest permitted date that you may choose is the first Contract Anniversary. Unless we agree, the latest permitted date that you may choose is the Contract Anniversary following your 95th birthday or the 95th birthday of a joint owner. The earliest and latest permitted dates, as determined on the Contract Effective Date, are set out on the Contract Specifications page.

If you have not chosen the Annuity Payout Initiation Date by the latest permitted date, we may choose it for you. We will notify you in writing at least 45 days before the date we choose, and give you an opportunity to choose an earlier date.

Form of Annuity Payout Benefit

The Annuity Payout Benefit is paid in the form of annual payments as a Life Payout with Payments for at Least a Fixed Period as described in the PAYOUT OPTIONS section of this Contract, with a fixed period of 10 years, or if fewer, the maximum number of whole years permitted by any tax qualification endorsement.

In place of that, you may choose to have the Annuity Payout Benefit paid in the form of any other Payout Option that is available to you under this Contract. Your choice must be made by a Request in Good Order that is received by us no later than the Annuity Payout Initiation Date and at least 30 days before the date of the first payment to be made.

Each Payout Option that is contingent on life is based on the life of the Annuitant.

We will not pay an Annuity Payout Benefit if we have the right to terminate this Contract pursuant to the Termination provision.

Payee for Annuity Payout Benefit

Payments of the Annuity Payout Benefit are paid to the surviving Owner(s). In place of receiving such payments, the surviving Owner(s) may from time to time elect for payments of the Annuity Payout Benefit be made:

1)	as a tax-free exchange, transfer, or rollover to or for an annuity or tax-qualified account as permitted by federal tax law; or

2)	to the Annuitant.

That election must be made or changed by a Request in Good Order received at least 30 days before the date of payment.

Annuity Payout Benefit payments that become due after the death of the payee are made to:

1)	the surviving Owner(s); or if none

2)	then to the surviving contingent payee(s) designated by the surviving Owner(s); or if none

3)	the estate of the last payee who received payments.

A designation or change of a contingent payee must be made or changed by a Request in Good Order. If you designate your spouse as a contingent payee and your marriage ends before your death, then we will treat your former spouse as having predeceased you except:

1)	to the extent a court order provides that the former spouse’s rights as a contingent payee are to continue; or

2)	to the extent he or she remains or becomes an Owner.

The portion of the Annuity Payout Benefit, if any, remaining after the death of an Owner or Annuitant must be paid at least as rapidly as payments were being made at the time of such death.

P1841622NW	14

DEATH BENEFIT

Death Benefit

A Death Benefit is payable under this Contract if, before the Annuity Payout Initiation Date and before the date that this Contract is surrendered:

1)	an Owner dies; or

2)	an Annuitant dies when this Contract is owned by a trust, custodial account, corporation, limited liability company, partnership, or other entity.

No Death Benefit will be payable on your death if your spouse becomes successor owner of this Contract.

If a Death Benefit becomes payable:

1)	it is in place of all other benefits under this Contract; and

2)	all other rights under this Contract terminate except for rights related to the Death Benefit.

Only one Death Benefit can be paid under this Contract.

Death Benefit Amount

If the Death Benefit is to be paid as a series of periodic payments under a Payout Option, then the amount of each payment under the Death Benefit is determined on the date that the Death Benefit Value is applied to the Payout Option and is based on:

1)	the Death Benefit Value, plus additional interest, if any, required by law to the date it is applied to the Payout Option;

2)	the Payout Option that applies; and

3)	the payment interval.

If the Death Benefit is paid in a lump sum, then it is equal to the Death Benefit Value plus additional interest, if any, required by law.

Interest on Death Benefit

We will accrue interest on the Death Benefit payable under this Contract as required by law. Such interest, if any, is added to the Death Benefit Value to be paid.

Death Benefit Payout Date

If the Death Benefit is to be paid under a Payout Option, then we will we apply the Death Benefit Value to a Payout Option as soon as practical after receipt of due proof of death and a Request in Good Order. The date that we do so will be the first day of the first payment interval for which a payment is to be made. Payments under a Payout Option are made at the end of each payment interval. This means that for annual payments, the first payment will be made one year after the date on which the Death Benefit is applied to a Payout Option.

If the Death Benefit is to be paid as a lump sum, then it will be paid as soon as practical after the receipt of the Request in Good Order for a lump sum payment.

P1841622NW	15

Form of Death Benefit

Death Benefit payments are made annually as a Fixed Period Payout as described in the PAYOUT OPTIONS section of this Contract, with a period certain of two years.

In place of that, you may choose to have Death Benefit payments paid as a lump sum or in the form of any Payout Option that is available under this Contract. Your choice must be made by a Request in Good Order that is received by us on or before the date of death for which a Death Benefit is payable.

If you do not make such a choice, the Beneficiary may make that choice after the date of death. His or her choice must be made by a Request in Good Order that is received by us no later than the date that the Death Benefit Value is applied to a Payout Option and at least 30 days before the date of the first payment to be made.

Any choice is subject to the Death Benefit Distribution Rules provision of this Contract.

In any event, a Payout Option that is contingent on life is based on the life of the Beneficiary. A Beneficiary that is a trust, custodial account, corporation, limited liability company, partnership, or other entity may elect a Payout Option based on the life of a person to whom the Beneficiary is obligated. Such an election must be made by a Request in Good Order at least 30 days before the date of payment.

We will pay the Death Benefit as a lump sum rather than as payments under a Payout Option if:

1)	as of the date that the Death Benefit Value is to be applied to a Payout Option, the Death Benefit Distribution Rules provision of this Contract does not allow a two-year payout; or

2)	the Death Benefit is less than $2,000.

Death Benefit Distribution Rules

The Death Benefit must be paid in accordance with the tax qualification endorsement, if any. If the cover page states that this Contract is a Nonqualified Annuity, then the Death Benefit must be paid either:

1)	in full within five years of the date of death; or

2)

over the life of the Beneficiary or over a period certain not exceeding his or her life expectancy, with payments at least annually and with the first payment made within one year of the date of death.

If the cover page states that this Contract is a Nonqualified Annuity, and your spouse (as defined by federal tax law) becomes the successor owner of this Contract after your death, then:

1)	this rule does not apply to your death; and

2)	if the successor owner dies before the Annuity Payout Initiation Date, this rule applies to any Death Benefit payable on the death of the successor owner.

P1841622NW	16

Payee for Death Benefit Payments

Death Benefit payments are made to the Beneficiary as the payee unless:

1)	amounts are paid as a tax-free exchange, transfer, or rollover to or for an annuity or tax-qualified account as permitted by federal tax law; or

2)

the Beneficiary is a trust, custodial account, corporation, limited liability company, partnership, or other entity, and elects to have Death Benefit payments made to a person to whom the Beneficiary is obligated to make corresponding payments.

Death Benefit payments that become due after the death of the payee are made to the contingent payee designated as part of any Payout Option election made by you for the Death Benefit. If there is no such contingent payee surviving, then such payments are made to the contingent payee designated by the Beneficiary. Failing that, such payments are made to the estate of the last payee who received payments.

If the Beneficiary designates his or her spouse as the contingent payee and their marriage ends before the Beneficiary’s death, then we will treat the former spouse as having predeceased the Beneficiary except to the extent a court order provides that the rights of the former spouse as contingent payee are to continue.

A designation or change of a payee or contingent payee must be made by a Request in Good Order. A Beneficiary may not change a contingent payee designation made as part of a Payout Option election made by you for the Death Benefit. A Beneficiary may make or change any other payee or contingent payee designation at any time.

PAYOUT OPTIONS

Conditions

Payments under a Payout Option are subject to any minimum amounts, payment intervals, and other rules and conditions that we may from time to time require. If we change our minimums, we may change any current or future payment amounts and/or payment intervals to conform to the change. Payments under a Payout Option are made at the end of a payment interval. Once payment begins under a Payout Option, the Payout Option may not be changed.

All elected Payout Options must comply with pertinent laws and governmental regulations and rulings.

If more than one person is the payee under a Payout Option, payments are made to the payees jointly. No more than two persons may be initial payees under a joint and survivor Payout Option.

If payment under a Payout Option depends on whether a specified person is still alive, we may at any time require proof that such person is still living. We will require proof of the age of any person on whose life payments are based.

Nonhuman Payees under a Payout Option

Except as stated in this provision, the primary payee under a Payout Option must be a human being. All payments under a Payout Option during his or her life must be made by check payable to the primary payee or by electronic transfer to a checking or savings account owned by the primary payee. Payments may be made as a tax-free exchange, transfer, or rollover to or for another annuity or tax-qualified account to the full extent allowed by federal tax law. An Owner that is a trust, corporation, limited liability company, partnership, or other entity may be the primary payee for an Annuity Payout Benefit. A Beneficiary that is a trust, corporation, limited liability company, partnership, or other entity may be the primary payee for a Death Benefit. We may make other exceptions in our discretion.

Limitation on Election of Payout Option

A fixed period of less than the Minimum Fixed Period Payout is available only for a Death Benefit. The Minimum Fixed Period Payout is set out on the Contract Specifications page.

P1841622NW	17

Payout Option Computations

The 2012 Individual Annuity Mortality Period Table with projection scale G2 for blended lives (60% female/40% male) with interest at [1%] per year, compounded annually, is used to compute all guaranteed Payout Option factors, values, and benefits under this Contract. For purposes of calculating payments based on the age of a person, we will use the person’s age as of his or her last birthday.

Available Payout Options

The available Payout Options are set out below.

Fixed Period Payout: We will make periodic payments for a fixed period. The first payment is paid as of the last day of the initial payment interval. The fixed period may not be longer than 30 years. The Fixed Period Payout Table applies to this Option.

Life Payout: We will make periodic payments until the death of the person on whose life payments are based. The first payment is paid as of the last day of the initial payment interval. Upon request, we will provide information on the payouts that we will make based on the age of the person on whose life payments are based, the payment interval, and the year in which the Contract Value is applied to the Payout Option

Life Payout with Payments for at Least a Fixed Period: We will make periodic payments until the death of the person on whose life payments are based. We guarantee that such payments continue for at least a fixed period you select even if the person should die before the end of that fixed period. The first payment is paid as of the last day of the initial payment interval. Upon request, we will provide information on the payments that we will make based on the age of the person on whose life payments are based, the fixed period, the payment interval, and the year in which the Contract value is applied to the Payout Option.

Joint and One-half Survivor Payout: We will make periodic payments until the death of the primary person on whose life payments are based; thereafter, we will make one-half of the periodic payment until the death of the secondary person on whose life payments are based. The first payment is paid as of the last day of the initial payment interval. Upon request, we will provide information on the payments that we will make based on the ages of the persons on whose lives payments are based, the payment interval, and the year in which the Contract value is applied to the Payout Option.

We will make periodic payments in any other form of Payout Option that is acceptable to us at the time of an election.

Commuted Values

Once the Contract value is applied to a Payout Option, the periodic payments cannot be accelerated or converted into a lump sum payment unless we agree.

P1841622NW	18

Fixed Period Payout Table

The Fixed Period Payout Table shows the payments that we will make at sample payment intervals for each $1,000 applied based on the guaranteed Payout Option factors.

Payments for fixed number of years for each $1,000 applied.

	Annual		Semi Annual	Quarterly	Monthly
Years
1	[$	1,010.00	$503.74	$251.55	$83.78
2		507.51	253.12	126.40	42.10
3		340.02	169.58	84.68	28.20
4		256.28	127.82	63.83	21.25
5		206.03	102.76	51.31	17.09
6		172.54	86.05	42.97	14.31
7		148.62	74.12	37.01	12.32
8		130.69	65.18	32.55	10.84
9		116.74	58.22	29.07	9.68
10		105.58	52.65	26.29	8.75
11		96.45	48.10	24.02	8.00
12		88.84	44.31	22.12	7.37
13		82.41	41.10	20.52	6.83
14		76.90	38.35	19.15	6.37
15		72.12	35.97	17.96	5.98
16		67.94	33.88	16.92	5.63
17		64.25	32.04	16.00	5.33
18		60.98	30.41	15.18	5.05
19		58.05	28.95	14.45	4.81
20		55.41	27.63	13.80	4.59	]

The values stated for fixed periods shorter than the Minimum Fixed Period Payout are available only as a Death Benefit option. The Minimum Fixed Period Payout is set out on the Contract Specifications page.

GENERAL PROVISIONS

Entire Contract

This Contract, any application for it, any endorsements to it, and any riders and rider applications, form the entire contract between you and us.

Only statements that you have made in consideration for this Contract or a rider may be used to defend a claim based on it, or to void this Contract or a rider. Such statements are treated as representations and not warranties.

Changes – Waivers

No changes or waivers of the provisions of this Contract are valid unless made in writing and are signed by our President, Vice President, or Secretary. No other person or producer has authority to change or waive any provision of this Contract. We reserve the right, in our sole discretion, to administer and change the provisions of this Contract to obtain or retain the intended tax treatment under federal tax law, or to take into account other pertinent laws and governmental regulations and rulings.

P1841622NW	19

Misstatement

If the age of a person is misstated, we will adjust payments to the amount that would have been payable based on the correct age. If payments based on the correct age would have been higher, we will promptly pay the underpaid amount in one sum, with interest. If payments based on the correct age would have been lower, we may deduct the overpaid amount, with interest, from succeeding payments. We may also pursue other remedies at law or in equity. The interest to be paid or charged is the rate that was used to calculate the payments, but not to exceed 6% per year.

Required Reports

At least once each Contract Year, we will send you a report of your current values. We will also provide any other information required by law. These reports will stop on the earliest of the following dates:

1)	the Annuity Payout Initiation Date;

2)	the date that the Death Benefit Value is determined; or

3)	the date that this Contract is surrendered.

The reports will be mailed to your last known address. If permitted by law, in place of that we may deliver these and other required documents in electronic form. The reported values will be based on the information in our possession at the time that we prepare the report. We may adjust the reported values at a later date if that information proves to be incorrect or has changed.

Exclusive Benefit

Your rights as Owner of this Contract are for the exclusive benefit of you and your Beneficiaries. Your rights as Owner of this Contract are not forfeitable by us.

State Law

All factors, values, benefits, and reserves under this Contract shall not be less than those required by the law of the state in which this Contract is delivered.

Claims of Creditors

To the extent allowed by law, your rights as Owner of this Contract and all values and benefits under it are not subject to the claims of creditors or to legal process.

Company Liability

We will not be liable for any loss that is related to a failure by you, or by any other person having rights or benefits under this Contract, to comply with pertinent laws or governmental regulations or rulings.

Incontestability

This Contract is not contestable by us, except to the extent stated in an application, endorsement, or rider, if any.

Discharge of Liability

We will be discharged from all liability to the extent of each payment that is made for a Cash Benefit, Annuity Payout Benefit, Death Benefit, or rider benefit.

Transfer by the Company

We reserve the right to transfer our obligations under this Contract to another qualified life insurance company under an assumption or reinsurance arrangement. We may make such a transfer without your consent.

Taxes

Some states impose on the Company a premium tax or other taxes on annuities. If a premium tax or other tax is charged or due, we reserve the right to deduct this amount from the Purchase Payment or Account Value at the time that it is imposed.

P1841622NW	20

Proof of Death

Before making payment of a Death Benefit, or any other payment or transfer of ownership rights that depends on the death of a specified person, we will require proof of death. We may delay making any payment until it is received. For this purpose, proof of death is:

1)	a certified copy of a death certificate showing the cause and manner of death;

2)	a certified copy of a decree that is made by a court of competent jurisdiction as to the finding of death; or

3)	other proof that is satisfactory to us.

Loans

A loan is not available under this Contract.

Termination

We reserve the right to terminate this Contract at any time that the Account Value is less than the Minimum Required Value. The Minimum Required Value is set out on the Contract Specifications page. If we terminate this Contract for this reason, we will pay you the Surrender Value. We will not terminate this Contract at a time when a distribution to you is prohibited by a tax qualification endorsement.

Deferral of Payment

We reserve the right to delay payment of a surrender or withdrawal after we receive your Request in Good Order for it. We may delay such payment for up to six months upon receipt of written approval from the commissioner of insurance of the state in which this Contract was issued.

Escheat of Payment

If an Annuity Payout Benefit or Death Benefit is due to be paid, and we cannot find the payee or there is a dispute over the payment that is not resolved, we will escheat the amount due as required by law. In the case of an Annuity Payout Benefit, we will escheat payments as they become due. In the case of a Death Benefit, we will escheat the Death Benefit as a lump sum on the date that state law requires that it be escheated.

Change of Administrative Office

If we change our Administrative Office, we will notify you in writing.

Separate Account

We hold reserves to support our guarantees under the Indexed Strategies of this Contract in a non-unitized Separate Account. The Separate Account is established and maintained pursuant to the laws of our domiciliary state. The assets in the Separate Account shall not be chargeable with liabilities arising out of any other business that we conduct. General account assets are also available to meet guarantees under this Contract as well as our other general obligations.

P1841622NW	21

Changes in Indices

This Contract has one or more Crediting Strategies that calculate interest based in whole or in part on an index, a market interest rate, or the price or unit value of an investment fund or commodity. It also has a Market Value Adjustment that is calculated based on an index or market interest rate.

We reserve the right to replace an index or an interest rate if it stops being published, or if an investment fund terminates, or if an investment fund or a commodity stops being traded on a specified market, then we will select a similar index, interest rate, investment fund, commodity, or market to replace it. If the publication schedule of an index or interest rate is changed, or if the calculation of it is changed significantly, if there is a significant change in the investment objectives, strategies, or operations of an investment fund, or if a specified market declines in importance, then:

1)	we may replace it with a similar index, interest rate, investment fund, commodity, or market; or

2)	we may make adjustments to it to approximate its performance before the change.

The new or adjusted index, interest rate, investment fund, commodity, or market will not be exactly the same as the original, but it will correspond reasonably to it, as determined by us in good faith. The new or adjusted index, interest rate, investment fund, commodity, or market will apply until it is replaced or adjusted, or until the particular Crediting Strategy is eliminated. If required, we will get approval from the insurance department of the state where this Contract was issued before we make a replacement or adjustment.

P1841622NW	22

MASSMUTUAL ASCEND LIFE INSURANCE COMPANY®

[Marketing Name]

Individual Deferred Variable Annuity Contract

[Tax Qualification]

Indexed and Declared Rate Crediting Strategies

Flexible Purchase Payments for Limited Period

Nonparticipating - No Dividends

Market Value Adjustment

P1841622NW	(Rev. 10/22)